SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 10, 2007

XEROX CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-4471	16-0468020
(State or other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Long Ridge Road

P. O. Box 1600

Stamford, Connecticut 06904-1600

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (203)968-3000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation.

On May 10, 2007, in connection with the acquisition of Global Imaging Systems, Inc. (“Global Imaging”), Registrant borrowed $1 billion under its interim bridge credit facility (the “Interim Facility”), with the named lenders therein.

The additional disclosure required by this item is included in “Item 1.01. Entry into a Material Definitive Agreement” of Registrant’s Current Report on Form 8-K filed on May 1, 2007, which is incorporated herein by reference, to which the Interim Facility is filed as an exhibit.

Item 8.01.	Other Events.

On May 11, 2007, Registrant completed its previously announced acquisition of Global Imaging. Registrant initiated a cash tender offer on April 4 to purchase all outstanding shares of common stock of Global Imaging for $29 per share. The tender offer expired at midnight ET on May 8, at which time about 45.6 million shares had been tendered, representing approximately 90.4 percent of the shares outstanding. Today Registrant acquired all of the remaining outstanding shares of Global Imaging. These shares will be cancelled and converted into the right for the shareholders to receive $29 per share in cash, without interest and less any required withholding taxes.

In connection with the closing of the Global Imaging acquisition, Registrant borrowed $300 million under its bank revolving credit facility and repaid $200 million of Global Imaging’s outstanding bank debt. In addition, funding for the acquisition was provided by the aforementioned $1 billion borrowing under the Interim Facility and cash on hand. Registrant expects that the borrowings under the Interim Facility will be repaid during the course of the year.

Forward Looking Statements

This Current Report on Form 8-K and any exhibits to this Report may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to: the outcome of litigation and regulatory proceedings to which we may be a party; actions of competitors; changes and developments affecting our industry; quarterly or cyclical variations in financial results; development of new products and services; interest rates and cost of borrowing; our ability to maintain and improve cost efficiency of operations; changes in foreign currency exchange rates; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the foreign countries in which we do business; reliance on third parties for manufacturing of products and provision of services; our ability to successfully integrate Global Imaging Systems, Inc. into our operations and other risks that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” section and other sections of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, as well as in our 2006 Form 10-K filed with the Securities and Exchange Commission. The company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly authorized this Report to be signed on its behalf by the undersigned duly authorized.

XEROX CORPORATION

By:	/s/ Rhonda L. Seegal
Rhonda L. Seegal
Vice President and Treasurer

Date: May 11, 2007